UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 17, 2017

ALLERGAN PLC

(Exact Name of Registrant as Specified in Charter)

Ireland	001-36867	98-1114402
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Clonshaugh Business and Technology Park

Coolock, Dublin, D17 E400, Ireland

(Address of Principal Executive Offices)

(862) 261-7000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 8.01	Other Events.

SUPPLEMENT TO PROXY STATEMENT FOR THE

2017 ANNUAL GENERAL MEETING OF SHAREHOLDERS

TO BE HELD ON THURSDAY, MAY 4, 2017

On November 20, 2015, the Compensation Committee approved, and we subsequently entered into, agreements that entitled each named executive officer, contingent on the consummation of the Pfizer transaction, to be reimbursed for certain excise taxes incurred as a result of certain payments and benefits received in connection with the Pfizer transaction. These change in control excise tax gross-up arrangements were put in place solely for the Pfizer transaction due to the very specific circumstances of that deal, and because the deal was terminated, the arrangements were by their terms rescinded and are no longer in place.

In dialogue that our Board and management team had with shareholders after termination of the Pfizer transaction and in connection with and following our 2016 Annual General Meeting of Shareholders, we received feedback that the decision to provide excise tax gross-ups was the primary factor where a shareholder voted against our named executive officer compensation in 2016. The Board wants to leave no doubt that it has heard feedback from shareholders against change in control excise tax gross-ups and, in order to provide additional assurance to shareholders, has committed that it will not implement change in control excise tax gross-ups in the future.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 17, 2017	Allergan plc

	By:	/s/ A. Robert D. Bailey
A. Robert D. Bailey
Chief Legal Officer and Corporate Secretary